Exhibit 99.7

Memo To:	Richard Grondin

From:	Mark Duff, CEO

Date:	1/28/2025

Re:	Memo of Change in Title & Job Description

Richard, please find attached your updated job description outlining the duties and responsibilities of the EVP of Hanford and International Waste Operations.

We are very excited about this position, and we know you have the leadership, management and vision necessary to ensure that the company has the proper safety and operational controls, and administrative and reporting procedures to effectively grow the organization and ensure financial strength and operating efficiency.

All other terms of your Employment Agreement, dated April 20, 2023 (the “Employment Agreement”), remain the same, with the exception of Section 2.1, which is deemed mutually modified to reflect the change in position title of EVP of Hanford and International Waste Operations and its related duties. Additionally, any references to EVP of Waste Treatment Operations contained within the Employment Agreement shall be replaced with EVP of Hanford and International Waste Operations.

Please sign and return this memo and the job description.

We look forward to our continued success and your support.

Mark Duff, CEO

/s/ Richard Grondin

Richard Grondin

Date 1/28/2025